UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM N-17f-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                    Pursuant to Rule 17f-2 [17 CFR 270.17F-2]

               ---------------------------------
                         OMB APPROVAL
               ---------------------------------
               ---------------------------------
               OMB Number:         3235-0360
               Expires:        July 31, 1994

               Estimated average burden
               hours per response    ...0.05
               ---------------------------------

----------------------------------------------------------------------------- --------------------------------------
1. Investment Company Act File Number:                                        Date examination completed:

811-8086                                                                      May 29, 1998
--------------------------------------------------------------------------------------------------------------------

2. State identification Number:
       ----------------- ----------------- ---------------- ----------------- ------------------ -------------------

       AL                AK                AZ               AR                CA                 CO
       ----------------- ----------------- ---------------- ----------------- ------------------ -------------------

       CT                DE                DC               FL                GA                 HI
       ----------------- ----------------- ---------------- ----------------- ------------------ -------------------

       ID                IL                IN               IA                KS                 KY
       ----------------- ----------------- ---------------- ----------------- ------------------ -------------------

       LA                ME                MD               MA                MI                 MN
       ----------------- ----------------- ---------------- ----------------- ------------------ -------------------

       MS                MO                MT               NE                NV                 NH
       ----------------- ----------------- ---------------- ----------------- ------------------ -------------------

       NJ                NM                NY               NC                ND                 OH
       ----------------- ----------------- ---------------- ----------------- ------------------ -------------------

       OK                OR                PA               RI                SC                 SD
       ----------------- ----------------- ---------------- ----------------- ------------------ -------------------

       TN                TX                UT               VT                VA                 WA
       ----------------- ----------------- ---------------- --------------------------------------------------------

       WV                WI                WY               PUERTO RICO
       -------------------------------------------------------------------------------------------------------------

       Other (specify):
--------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:

CAPITAL GROWTH PORTFOLIO
--------------------------------------------------------------------------------------------------------------------

5. Address of principal executive office (number, street, city, state, zip code):

Dean Harris, 1 Chase Square - 7th Floor, Rochester, New York  14643
--------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1.  All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT
                                                               SEC 2198 (11-91)

                        Report of Independent Accountants


June 24, 1998


To the Trustees of
Capital Growth Portfolio

We have examined management's assertion about Capital Growth Portfolio's (the "Company") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of March 31, 1998 included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and accordingly included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of March 31, 1998, and the period from August 31, 1997 (the date of last examination) through March 31, 1998 with respect to agreement of purchases and sales of securities and similar investments, without prior notice to management:

o Testing of securities and similar investments held in book entry form by the Federal Reserve Bank of New York and The Depository Trust Company via evaluation of the reconciliation procedures used by the Custodian and disposition of any reconciling items related to the Company's positions;

o Testing of the reconciliation of securities and similar investments, prepared by management of the Company, between the books and records of the Company and the Custodian.

o Agreed principal amounts of time deposits due shortly after March 31, 1998 to custodian cash records subsequent to March 31, 1998;

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that Capital Growth Portfolio was in compliance with the above mentioned provisions of Rule 17f-2 of the Investment Company Act of 1940 as of March 31, 1998 is fairly stated, in all material respects.

This report is intended solely for the information and use of management of Capital Growth Portfolio and Securities and Exchange Commission and should not be used for any other purpose.

                 Management Statement Regarding Compliance with
            Certain Provisions of the Investment Company Act of 1940

We, as members of management of Capital Growth Portfolio (the "Company"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining an effective internal control structure over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of March 31, 1998.

Based on this evaluation, we assert that the Company was in compliance with those provisions of Rule 17f-2 of the Investment Company Act of 1940 as of March 31, 1998 with respect to securities and similar investments reflected in the investment account of the Company.



Capital Growth Portfolio

By:




--------------------------------
Martin R. Dean
Treasurer
Capital Growth Portfolio



--------------------------------
Colleen McCoy
Vice President
Chase Manhattan Bank

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM N-17f-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                    Pursuant to Rule 17f-2 [17 CFR 270.17F-2]

               ---------------------------------
                         OMB APPROVAL
               ---------------------------------
               ---------------------------------
               OMB Number:         3235-0360
               Expires:        July 31, 1994

               Estimated average burden
               hours per response    ...0.05
               ---------------------------------

----------------------------------------------------------------------------- --------------------------------------
1. Investment Company Act File Number:                                        Date examination completed:

811-8084                                                                      March 31, 1998
--------------------------------------------------------------------------------------------------------------------

2. State identification Number:
       ----------------- ----------------- ---------------- ----------------- ------------------ -------------------
       AL                AK                AZ               AR                CA                 CO
       ----------------- ----------------- ---------------- ----------------- ------------------ -------------------

       CT                DE                DC               FL                GA                 HI
       ----------------- ----------------- ---------------- ----------------- ------------------ -------------------

       ID                IL                IN               IA                KS                 KY
       ----------------- ----------------- ---------------- ----------------- ------------------ -------------------

       LA                ME                MD               MA                MI                 MN
       ----------------- ----------------- ---------------- ----------------- ------------------ -------------------

       MS                MO                MT               NE                NV                 NH
       ----------------- ----------------- ---------------- ----------------- ------------------ -------------------

       NJ                NM                NY               NC                ND                 OH
       ----------------- ----------------- ---------------- ----------------- ------------------ -------------------

       OK                OR                PA               RI                SC                 SD
       ----------------- ----------------- ---------------- ----------------- ------------------ -------------------

       TN                TX                UT               VT                VA                 WA
       ----------------- ----------------- ---------------- --------------------------------------------------------

       WV                WI                WY               PUERTO RICO
       -------------------------------------------------------------------------------------------------------------

       Other (specify):
--------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:

GROWTH & INCOME PORTFOLIO
--------------------------------------------------------------------------------------------------------------------

5. Address of principal executive office (number, street, city, state, zip code):

Dean Harris, 1 Chase Square - 7th Floor, Rochester, New York 14643
--------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1.  All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT
                                                               SEC 2198 (11-91)

                        Report of Independent Accountants


June 24, 1998


To the Trustees of
Growth & Income Portfolio

We have examined management's assertion about Growth & Income Portfolio's (the "Company") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of March 31, 1998 included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and accordingly included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of March 31, 1998, and the period from August 31, 1997 (the date of last examination) through March 31, 1998 with respect to agreement of purchases and sales of securities and similar investments, without prior notice to management:

o Testing of securities and similar investments held in book entry form by the Federal Reserve Bank of New York and The Depository Trust Company via evaluation of the reconciliation procedures used by the Custodian and disposition of any reconciling items related to the Company's positions;

o Testing of the reconciliation of securities and similar investments, prepared by management of the Company, between the books and records of the Company and the Custodian;

o Agreed principal amounts of time deposits due shortly after March 31, 1998 to custodian cash records subsequent to March 31, 1998;

o For global securities held in book entry form by sub-custodians outside of the United States:

o Testing of the reconciliation of custody records, prepared by management of the Company, between The Chase Manhattan Bank, Bournemouth, England, the primary custodian outside of the United States, and the corresponding sub-custodians;

o Testing of the reconciliation of securities and similar investments from The Chase Manhattan Bank, Bournemouth, England to the records of The Chase Manhattan Bank, New York.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that Growth & Income Portfolio was in compliance with the above mentioned provisions of Rule 17f-2 of the Investment Company Act of 1940 as of March 31, 1998 is fairly stated, in all material respects.

This report is intended solely for the information and use of management of Growth & Income Portfolio and Securities and Exchange Commission and should not be used for any other purpose.

                 Management Statement Regarding Compliance with
            Certain Provisions of the Investment Company Act of 1940



We, as members of management of Growth & Income Portfolio (the "Company"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining an effective internal control structure over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of March 31, 1998.

Based on this evaluation, we assert that the Company was in compliance with those provisions of Rule 17f-2 of the Investment Company Act of 1940 as of March 31, 1998 with respect to securities and similar investments reflected in the investment account of the Company.



Growth & Income Portfolio

By:




--------------------------------
Martin R. Dean
Treasurer
Growth & Income Portfolio



--------------------------------
Colleen McCoy
Vice President
Chase Manhattan Bank

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM N-17f-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                    Pursuant to Rule 17f-2 [17 CFR 270.17F-2]

               ---------------------------------
                         OMB APPROVAL
               ---------------------------------
               ---------------------------------
               OMB Number:         3235-0360
               Expires:        July 31, 1994

               Estimated average burden
               hours per response    ...0.05
               ---------------------------------


----------------------------------------------------------------------------- --------------------------------------
1. Investment Company Act File Number:                                        Date examination completed:

811-5526                                                                      March 31, 1998
--------------------------------------------------------------------------------------------------------------------

2. State identification Number:
       ----------------- ----------------- ---------------- ----------------- ------------------ -------------------

       AL                AK                AZ               AR                CA                 CO
       ----------------- ----------------- ---------------- ----------------- ------------------ -------------------

       CT                DE                DC               FL                GA                 HI
       ----------------- ----------------- ---------------- ----------------- ------------------ -------------------

       ID                IL                IN               IA                KS                 KY
       ----------------- ----------------- ---------------- ----------------- ------------------ -------------------

       LA                ME                MD               MA                MI                 MN
       ----------------- ----------------- ---------------- ----------------- ------------------ -------------------

       MS                MO                MT               NE                NV                 NH
       ----------------- ----------------- ---------------- ----------------- ------------------ -------------------

       NJ                NM                NY               NC                ND                 OH
       ----------------- ----------------- ---------------- ----------------- ------------------ -------------------

       OK                OR                PA               RI                SC                 SD
       ----------------- ----------------- ---------------- ----------------- ------------------ -------------------

       TN                TX                UT               VT                VA                 WA
       ----------------- ----------------- ---------------- --------------------------------------------------------

       WV                WI                WY               PUERTO RICO
       -------------------------------------------------------------------------------------------------------------

       Other (specify):
--------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:

MUTUAL FUND INVESTMENT TRUST
--------------------------------------------------------------------------------------------------------------------

5. Address of principal executive office (number, street, city, state, zip code):

Dean Harris, 1 Chase Square - 7th Floor, Rochester, New York 14643
--------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1.  All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT
                                                               SEC 2198 (11-91)

                        Report of Independent Accountants


June 24, 1998


To the Trustees of
Mutual Fund Investment Trust

We have examined management's assertion about Mutual Fund Investment Trust's (the "Company") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of March 31, 1998 included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and accordingly included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of March 31, 1998, and the period from January 1, 1998 (inception date) through March 31, 1998 with respect to agreement of purchases and sales of securities and similar investments, without prior notice to management:

o Count and inspection of domestic securities and similar investments located in the vault of The Chase Manhattan Bank at 4 New York Plaza, 11th Floor, NY, NY;

o Testing of securities and similar investments held in book entry form by the Federal Reserve Bank of New York, The Depository Trust Company, and the Participants Trust Company via evaluation of the reconciliation procedures used by the Custodian and disposition of any reconciling items related to the Company's positions;

o Testing of the reconciliation of securities and similar investments, prepared by management of the Company, between the books and records of the Company and the Custodian;

o Confirmation of securities with the transfer agent for investments in other mutual funds;

o Agreement of corporate actions (eg., stock dividends) due, but not yet received, to the books and records of the Custodian indicating subsequent receipt of the securities;

o Testing of selected purchases and/or sales or maturities of investment securities since inception on January 1, 1998 from the books and records of the Company to trade tickets and broker confirmations;

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that Mutual Fund Investment Trust was in compliance with the above mentioned provisions of Rule 17f-2 of the Investment Company Act of 1940 as of March 31, 1998 is fairly stated, in all material respects.

This report is intended solely for the information and use of management of Mutual Fund Investment Trust and Securities and Exchange Commission and should not be used for any other purpose.

                 Management Statement Regarding Compliance with
            Certain Provisions of the Investment Company Act of 1940



We, as members of management of Mutual Fund Investment Trust (the "Company"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining an effective internal control structure over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of March 31, 1998.

Based on this evaluation, we assert that the Company was in compliance with those provisions of Rule 17f-2 of the Investment Company Act of 1940 as of March 31, 1998 with respect to securities and similar investments reflected in the investment account of the Company.



Mutual Fund Investment Trust

By:




--------------------------------
Martin R. Dean
Treasurer
Mutual Fund Investment Trust



--------------------------------
Colleen McCoy
Vice President
Chase Manhattan Bank

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM N-17f-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                    Pursuant to Rule 17f-2 [17 CFR 270.17F-2]

               ---------------------------------
                         OMB APPROVAL
               ---------------------------------
               ---------------------------------
               OMB Number:         3235-0360
               Expires:        July 31, 1994

               Estimated average burden
               hours per response    ...0.05
               ---------------------------------


----------------------------------------------------------------------------- --------------------------------------
1. Investment Company Act File Number:                                        Date examination completed:

811-07841                                                                     March 31, 1998
--------------------------------------------------------------------------------------------------------------------

2. State identification Number:
       ----------------- ----------------- ---------------- ----------------- ------------------ -------------------

       AL                AK                AZ               AR                CA                 CO
       ----------------- ----------------- ---------------- ----------------- ------------------ -------------------

       CT                DE                DC               FL                GA                 HI
       ----------------- ----------------- ---------------- ----------------- ------------------ -------------------

       ID                IL                IN               IA                KS                 KY
       ----------------- ----------------- ---------------- ----------------- ------------------ -------------------

       LA                ME                MD               MA                MI                 MN
       ----------------- ----------------- ---------------- ----------------- ------------------ -------------------

       MS                MO                MT               NE                NV                 NH
       ----------------- ----------------- ---------------- ----------------- ------------------ -------------------

       NJ                NM                NY               NC                ND                 OH
       ----------------- ----------------- ---------------- ----------------- ------------------ -------------------

       OK                OR                PA               RI                SC                 SD
       ----------------- ----------------- ---------------- ----------------- ------------------ -------------------

       TN                TX                UT               VT                VA                 WA
       ----------------- ----------------- ---------------- --------------------------------------------------------

       WV                WI                WY               PUERTO RICO
       -------------------------------------------------------------------------------------------------------------

       Other (specify):
--------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:

MUTUAL FUND SELECT TRUST
--------------------------------------------------------------------------------------------------------------------

5. Address of principal executive office (number, street, city, state, zip code):

Dean Harris, 1 Chase Square - 7th Floor, Rochester, New York 14643
--------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1.  All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT
                                                               SEC 2198 (11-91)

                        Report of Independent Accountants


June 24, 1998


To the Trustees of
Mutual Fund Select Trust

We have examined management's assertion about Mutual Fund Select Trust's (the "Company") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of March 31, 1998 included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and accordingly included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of March 31, 1998, and the period from August 31, 1997 (the date of last examination) through March 31, 1998 with respect to agreement of purchases and sales of securities and similar investments, without prior notice to management:

o Count and inspection of domestic securities and similar investments located in the vault of The Chase Manhattan Bank at 4 New York Plaza, 11th Floor, NY, NY;

o Testing of securities and similar investments held in book entry form by The Depository Trust Company via evaluation of the reconciliation procedures used by the Custodian and disposition of any reconciling items related to the Company's positions;

o Testing of the reconciliation of securities and similar investments, prepared by management of the Company, between the books and records of the Company and the Custodian;

o Confirmation of securities with the transfer agent for investments in other mutual funds;

o   Confirmation of securities held at sub-custodians;

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that Mutual Fund Select Trust was in compliance with the above mentioned provisions of Rule 17f-2 of the Investment Company Act of 1940 as of March 31, 1998 is fairly stated, in all material respects.

This report is intended solely for the information and use of management of Mutual Fund Select Trust and Securities and Exchange Commission and should not be used for any other purpose.

                   Management Statement Regarding Compliance with
              Certain Provisions of the Investment Company Act of 1940



We, as members of management of Mutual Fund Select Trust (the "Company"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining an effective internal control structure over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of March 31, 1998.

Based on this evaluation, we assert that the Company was in compliance with those provisions of Rule 17f-2 of the Investment Company Act of 1940 as of March 31, 1998 with respect to securities and similar investments reflected in the investment account of the Company.



Mutual Fund Select Trust

By:




--------------------------------
Martin R. Dean
Treasurer
Mutual Fund Select Trust



--------------------------------
Colleen McCoy
Vice President
Chase Manhattan Bank

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM N-17f-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                    Pursuant to Rule 17f-2 [17 CFR 270.17F-2]

               ---------------------------------
                         OMB APPROVAL
               ---------------------------------
               ---------------------------------
               OMB Number:         3235-0360
               Expires:        July 31, 1994

               Estimated average burden
               hours per response    ...0.05
               ---------------------------------


----------------------------------------------------------------------------- --------------------------------------
1. Investment Company Act File Number:                                        Date examination completed:

811-8358                                                                      March 31, 1998
--------------------------------------------------------------------------------------------------------------------

2. State identification Number:
       ----------------- ----------------- ---------------- ----------------- ------------------ -------------------

       AL                AK                AZ               AR                CA                 CO
       ----------------- ----------------- ---------------- ----------------- ------------------ -------------------

       CT                DE                DC               FL                GA                 HI
       ----------------- ----------------- ---------------- ----------------- ------------------ -------------------

       ID                IL                IN               IA                KS                 KY
       ----------------- ----------------- ---------------- ----------------- ------------------ -------------------

       LA                ME                MD               MA                MI                 MN
       ----------------- ----------------- ---------------- ----------------- ------------------ -------------------

       MS                MO                MT               NE                NV                 NH
       ----------------- ----------------- ---------------- ----------------- ------------------ -------------------

       NJ                NM                NY               NC                ND                 OH
       ----------------- ----------------- ---------------- ----------------- ------------------ -------------------

       OK                OR                PA               RI                SC                 SD
       ----------------- ----------------- ---------------- ----------------- ------------------ -------------------

       TN                TX                UT               VT                VA                 WA
       ----------------- ----------------- ---------------- --------------------------------------------------------

       WV                WI                WY               PUERTO RICO
       -------------------------------------------------------------------------------------------------------------

       Other (specify):
--------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:

MUTUAL FUND TRUST
--------------------------------------------------------------------------------------------------------------------

5. Address of principal executive office (number, street, city, state, zip code):

Dean Harris, 1 Chase Square - 7th Floor, Rochester, New York, 14643
--------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1.  All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT
                                                               SEC 2198 (11-91)

                        Report of Independent Accountants

June 24, 1998


To the Trustees of
Mutual Fund Trust

We have examined management's assertion about Mutual Fund Trust's (the "Company") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of March 31, 1998 included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and accordingly included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of March 31, 1998, and the period from August 31, 1997 (the date of last examination) through March 31, 1998 with respect to agreement of purchases and sales of securities and similar investments, without prior notice to management:

o Count and inspection of domestic securities and similar investments located in the vault of The Chase Manhattan Bank at 4 New York Plaza, 11th Floor, NY, NY;

o Testing of securities and similar investments held in book entry form by the Federal Reserve Bank of New York and The Depository Trust Company via evaluation of the reconciliation procedures used by the Custodian and disposition of any reconciling items related to the Company's positions;

o Testing of the reconciliation of securities and similar investments, prepared by management of the Company, between the books and records of the Company and the Custodian;

o Confirmation of securities with the transfer agent for investments in other mutual funds;

o   Confirmation of securities held at sub-custodians;

o Agreed principal amounts of repurchase agreements, time deposits and securities out for redemption or maturity due shortly after March 31, 1998 to custodian cash records subsequent to March 31, 1998;

o Inspected custodian's photocopies of securities which were out for rollover with brokers and/or transfer agents (photocopied by custodian prior to shipment of security) and photocopies of returned securities;

o Testing of selected purchases and/or sales or maturities of investment securities since our last examination from the books and records of the Company to trade tickets and broker confirmations;

o For global securities held in book entry form by sub-custodians outside of the United States:

o Testing of the reconciliation of custody records, prepared by management of the Company, between The Chase Manhattan Bank, Bournemouth, England, the primary custodian outside of the United States, and the corresponding sub-custodians;

o Testing of the reconciliation of securities and similar investments from The Chase Manhattan Bank, Bournemouth, England to the records of The Chase Manhattan Bank, New York.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that Mutual Fund Trust was in compliance with the above mentioned provisions of Rule 17f-2 of the Investment Company Act of 1940 as of March 31, 1998 is fairly stated, in all material respects.

This report is intended solely for the information and use of management of Mutual Fund Trust and Securities and Exchange Commission and should not be used for any other purpose.

                 Management Statement Regarding Compliance with
            Certain Provisions of the Investment Company Act of 1940



We, as members of management of Mutual Fund Trust (the "Company"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining an effective internal control structure over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of March 31, 1998.

Based on this evaluation, we assert that the Company was in compliance with those provisions of Rule 17f-2 of the Investment Company Act of 1940 as of March 31, 1998 with respect to securities and similar investments reflected in the investment account of the Company.



Mutual Fund Trust

By:




--------------------------------
Martin R. Dean
Treasurer
Mutual Fund Trust



--------------------------------
Colleen McCoy
Vice President
Chase Manhattan Bank